SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                Form 8-K

                             CURRENT FORM
                 PURSUANT TO SECTION 13 OR 15(D) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

   Date of Report (Date of earliest event reported): October 26, 2000

                          NewMil Bancorp, Inc.
         (Exact Name of Registrant as Specified in its Charter)


Delaware                         0-16455                   06-1186389
(State or other Jurisdiction    (Commission              (IRS Employer
  of Incorporation               File Number)        Identification No.)


19 Main Street, P.O. Box 600, New Milford, Connecticut 06776
     (Address of principal executive offices)        (Zip Code)

   Registrant's telephone number, including area code:  860-355-7600


                                  N/A
     (Former name or former address, if changed since last report)

ITEM. 5   OTHER EVENTS.

Attached is a copy of the Company's press release dated October 26, 2000 announcing shareholder approval of the acquisition of Nutmeg Federal Savings and Loan Association.

Contact: Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602
www.newmil.com

October 26, 2000

For Immediate Release

          NewMil Bancorp Receives Regulatory and Shareholder
         Approvals to Acquire Nutmeg Federal Savings and Loan

New Milford, CT (October 26, 2000) Shareholders of NewMil Bancorp, Inc, (NASDAQ/NM: NMIL), holding company for NewMil Bank, approved its previously announced acquisition of Nutmeg Federal Savings and Loan Association of Danbury at a special meeting of shareholders on October 25, 2000. The company has received all regulatory approvals for the acquisition.

Nutmeg shareholders voted to approve the agreement on October 18. Under the terms of the agreement, Nutmeg common shareholders will receive the equivalent of $8.25 in cash or common stock of NewMil for each share of Nutmeg's common stock and $14.4375 in cash or common stock of NewMil for each share of Nutmeg's Series B preferred. These figures may be adjusted upward based on the sale by Nutmeg of certain loan servicing rights prior to closing.

"Our partnership with Nutmeg significantly enhances NewMil Bank's franchise in western Connecticut and will substantially strengthen our position in the very attractive Danbury market where Nutmeg has four branch offices," said Francis J. Wiatr, chairman, president and CEO of NewMil Bancorp. "In addition, Nutmeg's Ridgefield branch will allow us to further connect our franchise to lower Fairfield County and our Norwalk location. Nutmeg's customers will benefit from having greater convenience through our branch and ATM networks and will enjoy a broader selection of services, including Online Banking."

"We will make the transition simple and convenient for Nutmeg customers, who will continue to be served by familiar Nutmeg staff."

The acquisition, which was announced on May 31, is expected to close in early November.

NewMil Bancorp, Inc. is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 14 full-service banking offices and one special-needs branch throughout western Connecticut. When the Nutmeg acquisition is complete, NewMil Bank will have 18 full-service banking offices and total assets in excess of $500 million.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW MIL BANCORP, INC.
                              (Registrant)


Dated: October 26, 2000       By:     /s/
                                   B. Ian McMahon
                              Its: Executive Vice President